As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

uWink, Inc.
(Exact name of registrant as specified in its charter)

Utah	86-0412110
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5443 Beethoven Street
Los Angeles, CA	90066
(Address of Principal Executive Offices)	(Zip Code)

_______________________

uWink Inc. 2004 Stock Incentive Plan;
and options to purchase common stock granted under the
uWink California, Inc. 2000 Employee Stock Option Plan and assumed by Registrant
(Full title of the plans)

_______________________

Nolan K. Bushnell
Chief Executive Officer
uWink, Inc.
5443 Beethoven Street
Los Angeles, CA 90066
(Name and address of agent for service)

(310) 827-6900
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate Offering	Amount of
to be Registered	Registered (1)	Price per Share	Price	Registration Fee

Common Stock, par value $.001 per share	1,200,000 shares (2)	$2.30 (3)	$2,760,000 (3)	$ 350

Common Stock, par value $.001 per share	584,917 shares (4)	$0.85 (5)	$497,179 (5)	$ 65

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above-referenced plan.

(2)	Represents 1,200,000 shares issuable pursuant to the Registrant's 2004 Stock Incentive Plan

(3)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the average between the bid and asked price of the Registrant's Common Stock on June 16, 2004 as reported by the OTC Bulletin Board.

(4)	Represents 584,917 shares issuable upon exercise of options assumed by the Registrant pursuant to that certain Securities Purchase Agreement and Plan of Reorganization dated November 21, 2003 by and among the Registrant, uWink California, Inc., a Delaware corporation, and the stockholders of uWink California, Inc.

(5)	Calculated solely for purposes of this offering under Rule 457(h) under the Securities Act based on the weighted average exercise price of the outstanding options.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

      The following documents of uWink, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

2.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2003, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 9 or Item 12 thereof; and

3.	The description of the Company’s common stock contained in the registration statement on Form 10SB filed on March 8, 2000, as amended.

       All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or that de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

      Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

      Not Applicable.

Item 6.     Indemnification of Directors and Officers.

     As permitted by Utah Statutes, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.     Exemptions from Registration Claimed.

      Not applicable.

Item 8.     Exhibits.

Exhibit No	Description of Exhibits

5.1	Opinion and Consent of Preston Gates & Ellis LLP (Filed herewith electronically)

23.1	Consent of Preston Gates & Ellis LLP (Included in Exhibit 5.1)

23.2	Consent of Stonefield Josephson, Inc. (Filed herewith electronically)

24.1	Power of Attorney (Included on page 4 of this Registration Statement)

Item 9.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include, any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee“ table in the effective registration statement.

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing previsions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 22, 2004.

UWINK, INC.

By:	/s/ Nolan K. Bushnell

Nolan K. Bushnell
Its:	Chief Executive Officer

POWER OF ATTORNEY

       Each person whose signature appears below hereby constitutes and appoints Nolan K. Bushnell as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 22, 2004 by the following persons in the capacities indicated.

Signature	Title

/s/ Nolan K. Bushnell	Chief Executive Officer and Director (Principal
Executive Officer)
Nolan K. Bushnell

/s/ Lawrence C. Early	Chief Financial Officer (Principal Financial Officer
and Principal Accounting Officer
Lawrence C. Early

/s/ Peter J. Sprague	Director

Peter J. Sprague

/s/ Namish Patel	Director

Nimish Patel

/s/ Kevin McLeod	Director

Kevin McLeod

INDEX TO EXHIBITS

No.	Item	Method of Filing
5.1	Opinion and Consent of Preston Gates & Ellis LLP	Filed herewith electronically.
23.1	Consent of Preston Gates & Ellis LLP	Included in Exhibit 5.1.
23.2	Consent of Stonefield Josephson, Inc	Filed herewith electronically.
24.1	Power of Attorney	Included on page 4 of this Registration Statement.